                                                                  EXHIBIT 10.48



                              SHARE EXCHANGE AGREEMENT

     AGREEMENT made as of the 17th day of October, 1997, by and among CXR TELCOM CORPORATION, a Delaware corporation ("CXR"), MICROTEL INTERNATIONAL, INC., a Delaware corporation ("MicroTel"), and ERIC P. BERGSTROM, STEVE T. ROBBINS AND MIKE B. PETERSEN (individually, a "Selling Shareholder" and collectively, the "Selling Shareholders"), all of the shareholders of CRITICAL COMMUNICATIONS INCORPORATED, an Illinois corporation ("Critical").

                                      RECITALS:

     WHEREAS, MicroTel is the owner of One Hundred Percent (100%) of the outstanding shares of common stock of CXR and CXR desires to acquire all of the shares of Critical common stock owned by the Selling Shareholders (collectively, the "Critical Shares"); and

     WHEREAS, the Selling Shareholders desire to exchange the Critical Shares with CXR in exchange for Five Hundred Thousand (500,000) shares of MicroTel common stock, par value .0033 per share (the "MicroTel Shares"); and

     WHEREAS, it is intended by the parties that the transaction qualify as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code and that the Contingent Stock Agreements satisfy the requirements of Rev. Proc 84-42; and

     WHEREAS, the Selling Shareholders have had an opportunity to investigate CXR and MicroTel and become familiar with their affairs and financial condition and to review the filings of MicroTel made with the Securities and Exchange Commission ("SEC"), including Amendment No. 1 to the S-1 Registration Statement filed with the SEC on September 24, 1997;

     NOW, THEREFORE, in consideration of the mutual promises and conditions contained in this contract, and for other good and valuable consideration, the parties hereto hereby agree as follows:

SECTION 1.     EXCHANGE OF THE SHARES.

     (a) In reliance upon the representations and warranties of CXR and MicroTel contained herein, subject to the terms and conditions set forth herein, the Selling Shareholders hereby exchange with CXR all of the Critical Shares in return for MicroTel Shares allocated among the Selling Shareholders as set forth on Schedule 1 hereto and MicroTel shares pursuant to and subject to the Contingent Stock Agreement.

     (b) In reliance upon the representations and warranties of the Selling Shareholders contained herein, and subject to the terms and conditions set forth herein, CXR hereby exchanges with the Selling Shareholders all of the Critical Shares in exchange for the issuance of the MicroTel Shares.

     (c)  The Selling Shareholders shall deliver to CXR:

          (A)  an investor representation letter in the form of Exhibit A;

          (B) the Escrow Agreement in the form of Exhibit B; together with the 50,000 MicroTel Shares and Stock Powers to be deposited with the Escrow Agent;

          (C) The Contingent Stock Agreements and Severance Agreements in the forms of Exhibit C and Exhibit D, respectively;

          (D) stock certificates of Critical, representing all of the outstanding shares of common stock of Critical, endorsed in blank or accompanied by duly executed assignment documents; and

          (E) an opinion dated the date hereof of counsel to the Selling Shareholders, satisfactory to CXR.

     (d)  CXR and/or MicroTel shall deliver to the Selling Shareholders:

          (A)  The Escrow Agreement in the form of Exhibit B;

          (B) The Contingent Stock Agreements and Severance Agreements in the forms of Exhibit C and Exhibit D, respectively;

          (C) Stock certificates of MicroTel, representing Five Hundred Thousand (500,000) shares of MicroTel common stock, registered in the names of the Selling Shareholders in the amounts set forth on
               Schedule 1;

          (D) an opinion letter dated the date hereof of CXR's counsel, satisfactory to Critical.

SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS.

     Except as set forth in the Disclosure Schedule annexed hereto as Schedule 2, each Selling Shareholder represents and warrants as follows:

     (a) That he has good and marketable title to the Critical Shares owned by him, free and clear of all liens, security interests, options, rights of first refusal and other encumbrances of any kind whatsoever and that the Critical Shares have all been duly authorized, validly issued and are fully paid and non-assessable.

     (b) That this Agreement is, and as of the Closing will be, a legal, valid and binding obligation of his enforceable against him in accordance with its terms, except as such enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws now or hereafter affecting creditors' rights and remedies generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

     Except as set forth in the Disclosure Schedule annexed hereto as Schedule 2, each Selling Shareholder jointly and severally represents and warrants as follows:

     (c) That all the Selling Shareholders, collectively, are the owners of One Hundred Percent (100%) of the common stock of Critical.

     (d) Critical is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Critical to sell, transfer or otherwise dispose of any capital stock of Critical and that, as of the date hereof there are no such options, warrants, purchase rights or other contracts or commitments now existing.

     (e) Critical is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; has all requisite power and authority to own or lease, and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing as a foreign corporation in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it so to qualify or be licensed.

     (f) The Selling Shareholders have delivered to CXR and MicroTel true and complete copies of the unaudited balance sheets and the related statements of income and expense of Critical at August 31, 1997 for the eight
(8) months then ended (the "August 31 Financials"). The August 31 Financials present fairly the financial condition of Critical as of such date and the results of operations of Critical for such period in accordance with generally accepted accounting principles, consistently applied. Since August 31, 1997, there has been no material adverse change in the financial condition of Critical taken as a whole. MicroTel and CXR acknowledge that the Selling Shareholders may have caused Critical to pay out any cash remaining in Critical as of September 30, 1997 as a bonus or dividend to the Selling Shareholders prior to the date hereof.

     (g) Critical has no material liabilities or obligations with respect to its business except:

          (i) those liabilities or obligations set forth on the August 31 Financials and not heretofore paid or discharged; or

          (ii) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since August 31, 1997; and

          For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, including, but not limited to, any claim, loss, damage, deficiency, cost, expense, obligation or responsibility relating to any environmental matter.

     (h) With respect to its business, Critical has complied with each, and is not in violation of any, law, ordinance, or governmental or regulatory rule or regulation ("Regulations"), whether federal, state, local or foreign, the violation of which would have a material adverse effect on Critical. Critical owns, holds, possesses or lawfully uses in the operation of its business all franchises, licenses, permits, easements, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct its business as now or previously conducted, the absence of which would have a material adverse effect on Critical.

     (i) No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, is pending or, to the best knowledge of any Selling Shareholder, threatened against Critical which would have a material adverse effect on Critical, nor does any Selling Shareholder know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could materially and adversely affect Critical's business. Critical is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority, which would materially and adversely affect Critical.

     (j) The assets, properties and operations of Critical's business are insured under various policies of general liability and other forms of insurance. Such policies are in amounts which are commercially reasonable in the judgment of Critical in relation to its business and all premiums to date have been paid in full.

     (k) All patents, trademarks, service marks, trade names, copyright, software, trade secrets, know-how and applications therefor ("Intellectual Property") that are material to the business are identified in the Disclosure Schedule. Critical has not received any notice or claim of infringement or any other claim or proceeding relating to any third party's Intellectual Property. No present or former employee of Critical, and no other person, owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property that is material to Critical's business. All confidentiality or non-disclosure agreements relating to Critical's business, to which Critical, the Selling Shareholders or any of Critical's employees engaged in Critical's business are parties, have been delivered to CXR and MicroTel, or made available to CXR and MicroTel for inspection.

     (l)(i) Critical has obtained all material permits, licenses and other authorizations ("Environmental Authorizations") which are required in connection with the conduct of its business under any statute, rule, regulation, ordinance or other law relating to pollution or protection of the environment ("Environmental Laws"), including Environmental Laws relating to emissions, discharges, releases or threatened releases of hazardous substance pollutants, contaminants, or chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of hazardous substance pollutants, contaminants, or chemicals, or industrial, toxic or hazardous substances or wastes. A complete list of the permits, licenses and other approvals are set forth on the Disclosure Schedule.

    (ii) Critical is in compliance in all material respects in the conduct of its business with all terms and conditions of the required Environmental Authorizations, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Authorizations or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

    (iii) Critical is not aware of, nor has Critical received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans in the conduct of its business which may interfere with or prevent compliance or continued compliance with Environmental Laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge release or threatened release into the environment, of any hazardous substance pollutants, contaminants, or chemicals, or industrial, toxic or hazardous substances or wastes the result of which would have a material adverse on Critical.

    (iv) No third party claims or criminal or administrative actions, suits, demands, claims, hearings, notices or demand letters, notices of violation, investigations or proceedings asserting a violation of Environmental Laws ("Third Party Claims"), are pending or, to the best of the Selling Shareholders' knowledge, threatened against Critical or its business, and no Third Party Claims are pending or to the best of the Selling Shareholders' knowledge, threatened against Critical or its business.

          As used herein, the term "Environmental Law(s)" shall mean any and all federal, state and local laws, statutes, codes, ordinances, regulations, rules, judicial and administrative orders, or other requirements relating to the environment, all as amended or modified from time to time, including laws and regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes. Environmental Law includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Resource Conservation Recovery Act of 1976 ("RCRA"), the Clean Water Act, the Clean Air Act, the Federal Insecticide, Fungicide and Rodenticide Act, the
Toxic Substances Control Act ("TSCA"), parallel and supplemental state statutes, and all rules and regulations relating thereto, all as amended and modified from time to time.

          As used herein, the term "Hazardous Substance(s)" shall mean: (i) any substance, the presence of which requires investigation or remediation under any Environmental Law or under common law; (ii) any dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or otherwise hazardous substance which is regulated by any Environmental Law; or
(iii) urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products, and any radio-active material.

     (m) There is no fact, development or, to the best of the Selling Shareholders' knowledge, threatened development with respect to Critical's business which could have a material adverse effect on such business which has not been disclosed to CXR and MicroTel. Since August 31, 1997, except as contemplated hereby or as requested by CXR or MicroTel, Critical operated its business solely in the ordinary course consistent with past practice, and Critical has not made any material commitment for capital expenditures or entered into any material contracts.

SECTION 3.     MICROTEL SHARES.

     (a) Each Selling Shareholder acknowledges that CXR and MicroTel have advised the Selling Shareholder that the MicroTel Shares have not been registered under the Securities Act of 1933 as amended (the "Securities Act") or any other securities regulation laws of any state. Each Selling Shareholder is acquiring the MicroTel Shares for the account of the Selling Shareholder for investment only and not with a view to resell or otherwise distribute such MicroTel Shares, and each Selling Shareholder is not
acquiring the MicroTel Shares on behalf of any other person or entity.   Each
Selling Shareholder does not intend to resell, transfer or dispose of all or any part of the MicroTel Shares without registration under the Securities Act or without an opinion from counsel acceptable to MicroTel that registration is not required. Each Selling Shareholder is able to bear the economic risk of this investment for an indefinite period of time under these circumstances and agrees to execute an investor representation letter in substantially the form attached hereto as Exhibit "A". Each Selling Shareholder acknowledges that the MicroTel Shares are "restricted securities" as that term is defined in Rule 144 of the General Rules and Regulations under the Securities Act. Each Selling Shareholder understands that stop transfer instructions will be issued to the transfer agent (if any) for MicroTel's stock.

     (b) To implement the provisions of subsection (a) above, each Selling Shareholder consents to the placing of a legend in substantially the following form on the back of the certificates issued to the Selling Shareholders:

THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER STATE LAWS REGULATING THE ISSUANCE OF SECURITIES AND ARE PURCHASED PURSUANT TO AN INVESTMENT REPRESENTATION BY THE PURCHASER THEREOF. THESE SHARES SHALL NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, BY THE SHAREHOLDER IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES EXCEPT UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF ITS COUNSEL TO THE EFFECT THAT SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

     (c) For a period of one year from the date hereof, 50,000 of the MicroTel Shares (divided PRO RATA among the Selling Shareholders) shall be held in escrow with the firm of Gallagher, Briody & Butler as escrow agent in order to secure MicroTel and CXR's rights to indemnification pursuant to the terms of Section 5 hereof pursuant to the Escrow Agreement annexed as Exhibit B.

SECTION 4.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF CXR AND MICROTEL.

     CXR and MicroTel jointly and severally represent and warrant as follows:

     (a) CXR and MicroTel are duly organized, validly existing and in good standing under the laws of their jurisdictions of incorporation; have all requisite power and authority to own or lease, and operate their respective properties and assets and to carry on their respective businesses as now conducted and as proposed to be conducted; and are duly qualified or licensed to do business and are in good standing as foreign corporations in all jurisdictions in which they own or lease property or in which the conduct of their respective businesses require them so to qualify or be licensed.

     (b) MicroTel and CXR have taken all corporate actions necessary to authorize them to enter into and perform their obligations under this Agreement and to consummate the transactions contemplated hereby (including, without limitation, the issuance and sale of the MicroTel Shares). Upon issuance, the MicroTel Shares will be duly authorized, fully paid and non-assessable, not subject to pre-emptive rights and free and clear of all liens, claims and encumbrances except as provided in this Agreement. This Agreement, the Contingent Stock Agreement and the other agreements contemplated herein and therein are the legal, valid and binding obligation of CXR and MicroTel, enforceable against CXR and MicroTel in accordance with its terms, except as such enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws now or hereafter affecting creditors' rights and remedies generally and
(ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

     (c) MicroTel has furnished the Selling Shareholders with a true and complete copy of (a) MicroTel's Form 10-K for the fiscal year ended December 31, 1996, (b) MicroTel's Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, and (c) Amendment No. 1 to S-1 Registration Statement dated September 24, 1997 (as such documents have since the time of their filing been amended, "the SEC Documents"). Since January 1, 1997, MicroTel has filed with the Securities and Exchange Commission (the "SEC") all documents required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents (as of their respective dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of MicroTel included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements are in all material respects accurate, complete and have been prepared in accordance with the books and records of MicroTel and in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements included in the SEC Documents, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments that are not material) the consolidated financial position of MicroTel as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Since June 30, 1997, there has not been any material adverse change in the business, operations, or assets of MicroTel and its subsidiaries taken as a whole.

     (d) The authorized capital stock of MicroTel consists of 25,000,000 shares of Common Stock, par value $.0033 per share and 10,000,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Agreement 11,391,216 shares of Common Stock were outstanding (excluding the MicroTel Shares). No shares of Preferred Stock are issued or outstanding. The MicroTel Shares to be issued pursuant to this Agreement will be, when issued, validly issued, fully paid and nonassessable and not subject to preemptive rights and free and clear of all liens, claims and encumbrances other than provided herein or in the Exhibits hereto. There are currently outstanding options to purchase 2,217,839 shares of Common Stock and outstanding warrants to purchase 2,189,879 shares of Common Stock.

     (e) MicroTel covenants that, for a period of two years from the date hereof, it will file with the SEC all documents acquired to be filed by MicroTel pursuant to the Exchange Act.

     (f) MicroTel will report the transfer of the MicroTel Shares and the MicroTel shares pursuant to the Contingent Stock Agreement as qualified securities in a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code.

SECTION 5.   INDEMNIFICATION OBLIGATION OF CRITICAL AND THE SELLING
             SHAREHOLDERS.

     (a) For a period of three years after the date hereof, the Selling Shareholders shall jointly and severally reimburse, indemnify and hold harmless and defend CXR and MicroTel and their successors and assigns (an "Indemnified Party") against and in respect of:

        (i) any misrepresentation, breach of warranty or nonfulfillment or any agreement or covenant on the part of any or all of the Selling Shareholders under this Agreement or any Closing Document to which any or all of the Selling Shareholders are a party; and

        (ii) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to Section 5(a)(i) or to the enforcement of this Section 5(a).

     (b) For a period of three years, CXR and MicroTel shall jointly and severally reimburse, indemnify and hold harmless and defend the Selling Shareholders (an "Indemnified Party") against and in respect of:

         (i) any misrepresentation, breach of warranty or nonfulfillment or any agreement or covenant on the part of CXR or MicroTel under this Agreement or any Closing Document to which CXR and/or MicroTel are a party; and

        (ii) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to Section 5(b)(ii) or to the enforcement of this
          Section 5(b).

     (c) Notwithstanding the above, the aggregate amount of the Selling Shareholders' liability to indemnify CXR and MicroTel in respect of all of CXR and MicroTel's claims for indemnification shall not exceed $1 Million.

     (d) All disputes under this Section 5 shall be settled by arbitration in Ontario, California if arbitration is requested by the Selling Shareholders (or in the office of the American Arbitration Association located nearest thereto) and in Chicago, Illinois if arbitration is requested by MicroTel before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 5. The arbitrator shall be selected by the joint agreement of the Selling Shareholders and MicroTel, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Any arbitration award shall be binding and enforceable in the Superior Court of the State of California or Circuit Court of the State of Illinois, as the case may be. The prevailing party in such arbitration as determined by the arbitrator shall be entitled to reasonable attorneys fees and costs of such arbitration shall be entitled to reasonable attorneys fees and costs of such arbitration, costs of suit to enforce such arbitration award and all costs of collection of such arbitration award.

     (e) If it is finally determined that MicroTel is entitled to indemnification under this Agreement, MicroTel shall, unless the Selling Shareholders satisfy the indemnification obligation in cash within thirty (30) days of such final and non-appealable determination, be entitled to set off an amount equal to the indemnification obligation against the MicroTel Shares held in escrow pursuant to the terms of the Escrow Agreement.

SECTION 6. CONTINGENT STOCK ISSUABLE TO SELLING SHAREHOLDERS. Simultaneous herewith, MicroTel and CXR and each of the Selling Shareholders shall execute and deliver a Contingent Stock Agreement, substantially in the form attached hereto as Exhibit "C". For each Selling Shareholder, the percentage to be inserted for each year shall be determined by multiplying such Selling Shareholder's percentage ownership of Critical by the percentage below:

          PERIOD                        PERCENTAGE
          ------                        ----------
          October 1, 1997 to
          December 31, 1998                  9%

          1999                               6%

          2000                               4%

          2001                               3%

          2002                               2%
          (through September 30, 2002)

     The maximum number of MicroTel shares to be issued pursuant to the Contingent Stock Agreements shall be 500,000.

SECTION 7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties in this Agreement shall survive the date hereof for a period of three years.


SECTION 8.  REPURCHASE RIGHT.

     For a period of five (5) years commencing in fiscal 1998, if (i) gross annual sales of the Critical Products and any New Products (as defined in Schedule 2 to the Contingent Stock Agreement) (the Critical Products and any New Products collectively, the "Critical Line of Business") less all refunds ("Gross Sales") are less than $750,000 (the "Sales Target") in any two consecutive fiscal years or (ii) MicroTel or its affiliates desire to transfer for consideration all or any part of the Technology to any third party; MicroTel must offer to sell the Critical Products, any New Products and the Technology to the Employees still employed by it or its affiliates (the "Remaining Employees") pursuant to the terms of this Article.

FAILURE TO MEET SALES TARGET. Within 105 days of the end of MicroTel's fiscal year, MicroTel shall give to the Remaining Employees by registered or certified mail the Gross Sales together with appropriate backup for such calculation. Upon receipt of such calculation, if the Gross Sales have failed to meet the Sales Target for the second consecutive fiscal year, the Remaining Employees shall have 45 days to give notice to MicroTel by registered or certified mail of their intent to value the Critical Line of Business (the "Appraisal Request"). Within 20 days of MicroTel's receipt of the Appraisal Request, the Remaining Employees and MicroTel shall each select an independent certified appraiser at their own cost and expense who, within 20 days of their selection, shall value the Critical Line of Business. The average of the appraisals shall be the price for the Remaining Employees to purchase the Critical Line of Business (the "Purchase Price"). The Remaining Employees shall have thirty days following determination of the Purchase Price to elect to purchase the Critical Line of Business at the Purchase Price by giving notice of such intent to MicroTel. Thereafter, MicroTel and the Remaining Employees shall utilize reasonable best efforts to consummate the purchase of the Critical Line of Business as quickly as possible. The Remaining Employees shall be able to issue a promissory note in favor of MicroTel for 50% of the Purchase Price. Said note shall bear interest at the prime rate, be secured by the Critical Line of Business and have a maturity of not more than five years.

PROPOSED SALE TO THIRD PARTY. If, at any time during the period ending five years from the date of this Agreement, MicroTel desires to dispose of the Technology or Critical Products or enter into any transaction the result of which would be that MicroTel no longer owned the Technology or the Critical Products pursuant to a bona fide offer made by an unaffiliated third party, MicroTel shall give notice of the proposed sale to the Remaining Employees by registered or certified mail. The notice shall identify the entity to whom the transfer is to be made together with a copy of the offer containing all of the terms and conditions, including price, of the intended disposition. The Remaining Employees, for forty-five (45) days after receipt of said notice, shall have the option to purchase the Technology or the Critical Products. The purchase price for the transfer of the Technology or the Critical Products pursuant to this section shall be the price at which MicroTel or its affiliate proposes to dispose of such asset as described in the notice referred to in this section.

TECHNOLOGY. As used herein, "Technology" means the following released products, together with any modifications or enhancements to such products or any new products based on such products to the extent Critical has rights to such technology: (i) DTS92, Integrated Digital Data test-set: comprehensive DDS DS0/4-wire circuit testing; (ii) CC195, Analog TIMS test set with Wideband, Class Services and DID circuit testing; (iii) T124, Comprehensive single-port T1 test set; and (iv) 2b128, Basic Rate ISDN test set, complete TA emulation from U-Interface; together with any modifications or enhancements to any such technology.

SECTION 10.  MISCELLANEOUS.

     (a) NOTICES. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, next-day air courier, certified first-class mail, return receipt requested, telex, or facsimile:

          If to MicroTel and/or CXR, addressed to:

          Carmine T. Oliva, Chairman,
          President and Chief Executive Officer
          c/o MicroTel International, Inc.
          4290 E. Brickell Street
          Ontario, CA  91761


          with a copy to:

          Martin J. Conroy, Esq.
          Gallagher, Briody & Butler
          212 Carnegie Center
          Suite 402
          Princeton, New Jersey  08540

          If to Critical and the Selling Shareholders, addressed to:

          Critical Communications, Inc.
          218 Riverside Avenue

          St. Charles, Illinois  60174
          Attn:  Mike B. Petersen

          with a copy to:

          Richard W. Burke, Jr., Esq.
          Burke, Warren, Mackay & Serritella, P.C.
          330 N. Wabash
          Suite 2200
          Chicago, Illinois  60611

     All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; one business day after being timely delivered to a next-day air courier; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back if telexed; and when receipt is acknowledged by the recipient's telecopier machine, if telecopied.

     (b) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, heirs, personal representatives, successors and assigns, and no other persons shall acquire or have any right under or by virtue of this Agreement.

     (c) AMENDMENT AND WAIVER. This Agreement may only be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may only be given, provided that the same are in writing and signed by all parties to this Agreement.

     (d) COUNTERPARTS. This Agreement (and any exhibits hereto) may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     (e) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, as applied to contracts made and performed within the State of California, without regard to principles of conflicts of law. Critical and each Selling Shareholder hereby irrevocably submits to the jurisdiction of any California state court or any federal court in the State of California in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

     (f) ENTIRE AGREEMENT. This Agreement together with the agreements annexed as exhibits hereto are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

     (g) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

     (h) TRANSFER TAXES. The Selling Shareholders shall pay to the appropriate tax authorities the transfer tax, if any, applicable to the exchange of shares, contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have evidenced their agreement to the foregoing by executing this Agreement the date and year first set forth above.

                              MICROTEL INTERNATIONAL, INC.



                              By: /s/ Carmine T. Oliva
                                  --------------------------------
                                  Carmine T. Oliva, Chairman,
                                  President and Chief Executive
                                  Officer


                              CXR TELCOM CORPORATION


                              By: /s/ Henry A. Mourad
                                  --------------------------------
                                  Henry A. Mourad, President


                                  /s/ Eric P. Bergstrom
                                  --------------------------------
                                  Eric P. Bergstrom


                                  /s/ Steve T. Robbins
                                  --------------------------------
                                  Steve T. Robbins

                                  /s/ Mike B. Petersen
                                  --------------------------------
                                  Mike B. Petersen

                                      SCHEDULE 1

     NAME                          SHARE ALLOCATION
     ----                          ----------------
     Eric P. Bergstrom                   49,986

     Steve T. Robbins                   124,990

     Mike B. Petersen                   325,024
                                        -------

                                Total:  500,000